Exhibit 10.62
FIRST AMENDMENT
TO THE
TRUIST FINANCIAL CORPORATION 401(K) SAVINGS PLAN
(August 1, 2020 Restatement)

WHEREAS, the Truist Financial Corporation 40l(k) Savings Plan

(the "Plan"), formerly named the BB&T Corporation 401(k) Savings Plan, was originally adopted effective as of July 1, 1982;
WHEREAS, the Plan was most recently restated effective as of August 1, 2020;

WHEREAS, under Section 9.3 of the Plan, an officer who is an Executive Manager of the Company has the authority to amend the Plan if the financial impact on the Company of such amendment is below the Sarbanes Oxley materiality threshold as determined by the Company's Chief Financial Officer (or officer with similar authority);
WHEREAS, it is desired to clarify provisions regarding the Plan's governance and the Plan's definition of compensation; and
WHEREAS, it has been determined that the financial impact on the Company of this amendment is below the Sarbanes Oxley materiality threshold.
NOW, THEREFORE, effective as of January 1, 2021, the Plan is hereby amended in the respects hereinafter set forth:
1.Section 1.12 of the Plan is amended to replace the first paragraph thereof with the following:
1.12    "Compensation" means wages within the meaning of Section 340l(a) of the Code and all other payments of compensation to an employee by the Participating Employer (in the course of the Participating Employer' s trade or business) for which the Participating Employer is required to furnish the employee a written statement under Sections 604l (d), 605l(a)(3) and 6052 of the Code, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, plus any amounts contributed by the Participating Employer pursuant to a salary reduction agreement which are not includible in the gross income of the employee under Section 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code, if any, and less reimbursements or other expense allowances , fringe benefits, moving expenses, deferred compensation , welfare benefits, any income realized from the grant or exercise of a stock option or from the sale or other disposition of stock acquired under a stock option , any income realized when restricted stock or other property held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and any payments which are characterized by the Participating Employer as pay-to-stay or severance payments.
2.Section 8.1 of the Plan is amended to read as follows :

8.1    Membership of Committee: The Committee shall consist of a Chairman, designated in the Committee's charter and not less than three (3) individuals appointed by the Chairman. The Chairman may appoint a secretary who will not be a Committee member. Any member of the Committee may resign , and his successor, if any, shall be appointed by the Chairman. The Committee shall be responsible for the general administration and interpretation of the plan and for carrying out its provisions except to the extent all or any of such obligations specifically are imposed by the Plan or Trust on the Trustee or the Board. The Committee shall be the plan administrator, and the Chairman of the Committee shall be the agent for service of legal process on the plan.
3.Section 10.1.5 of the Plan is amended to read as follows:

10.1.5Compensation and Human Capital Committee:

(a)The Compensation and Human Capital Committee of the Board will be responsible for approving the Charter of the Employee Benefits Plan Committee; and
(b)The Compensation and Human Capital Committee of the Board may delegate its responsibilities to appropriate officers of the Company.

Executed on this 15th day of April, 2021.

TRUIST FINANCIAL CORPORATION

By: /s/ Ellen Fitzsimmons

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